Exhibit 10.9

WESTELL TECHNOLOGIES, INC.

FORM of RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT is granted by WESTELL TECHNOLOGIES, INC. (the “Company”) to _______________________ (the “Participant”) this ___ day of _________ (the “Grant Date”) pursuant to the Company’s 2019 Omnibus Incentive Compensation Plan (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, including the definitions of terms contained therein.
WHEREAS, the Company believes it to be in the best interests of the Company and its stockholders for its officers and other Participants to have an incentive tied to the price of the Company's Class A Common Stock (the "Common Stock") in order that they will have a greater incentive to work for and manage the Company’s affairs in such a way that its shares may become more valuable; and
WHEREAS, the Company has determined to grant the Participant restricted stock units which assuming certain conditions and other requirements specified below are satisfied convert into shares of Common Stock pursuant to the terms of the Plan and this Agreement;
NOW, THEREFORE, in consideration of the premises and of the services to be performed by the Participant and other conditions required hereunder, the Company and the Participant intending to be legally bound hereby agree as follows:
1.Restricted Stock Units Award. The Company hereby grants to the Participant __________________ “Restricted Stock Units”. The Restricted Stock Units granted under this Agreement are units that will be reflected in a book account maintained by the Company until the shares of Common Stock have been issued pursuant to Section 3 or have been forfeited. This Award is subject to the terms and conditions of this Agreement and the Plan.
2.Vesting of Award.

(a)
Vesting Schedule. The Restricted Stock Units will vest according to the following schedule, with respect to each installment shown in the schedule, on and after the vesting date applicable to such installment:

Installment	Vesting Date Applicable to Installment
33.3% of the Award	First anniversary of grant
Next 33.3% of the Award	Second anniversary of grant
Final 33.4% of the Award	Third anniversary of grant

(b)
Vesting Conditions and Provisions Applicable to Award. The period of time during which the Restricted Stock Units are forfeitable is referred to as the “Restricted Period”. Except as provided in Section 5 if the Participant's employment with the Company or one of its subsidiaries terminates during the Restricted Period for any reason, then the unvested Restricted Stock Units shall be forfeited to the Company on the date of such termination, without any further obligation of the Company to the Participant and all of the Participant's rights with respect to unvested Restricted Stock Units shall terminate.
3.Conversion of the Restricted Stock Units to Common Stock. Immediately following the vesting of Restricted Stock Units under Section 2, the Company shall issue to the Participant a certificate representing one share of Common Stock for each Restricted Stock Unit becoming vested. The Company shall not be required to issue fractional shares of Common Stock upon the settlement of the Restricted Stock Units.
4.Rights During the Restricted Period. Prior to vesting as described in Section 2, the Participant will not receive any certificates with respect to the Restricted Stock Units and will not have any right to vote the Restricted Stock Units. The Participant will not be deemed a stockholder of the Company with respect to any of the Restricted Stock Units. The Restricted Stock Units may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of prior to vesting. After Restricted Stock Units are converted to shares of Common Stock, the Participant shall receive a cash payment or payments from the Company equal to any cash dividends paid with respect to the number of shares of Restricted Stock relating to Restricted Stock Units that are earned hereunder during the period beginning with the date of Award through the date the shares of Common Stock become issued and outstanding.
5.Change in Control.

(a)
Notwithstanding the provisions of Section 2, in the event of a Triggering Event or a termination of Participant's employment by the Company or one of its subsidiaries without Cause no more than three months prior to and in anticipation of a Change in Control, the Participant will become immediately vested in all Restricted Stock Units.

(b)	For purposes of this Agreement, "Change in Control", "Triggering Event" and "Cause" have the following meaning:

(i)	A “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(A)
the consummation of the purchase by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, except the Voting Trust (together with its affiliates) formed pursuant to the Voting Trust Agreement dated February 23, 1994, as amended, among Robert C. Penny III and Melvin J. Simon, as co-trustees, and certain members of the Penny family and the Simon family, of ownership of shares representing more than 50% of the combined voting power of the Company’s voting securities entitled to vote generally (determined after giving effect to the purchase);

(B)
a reorganization, merger or consolidation of the Company, in each case, with respect to which persons who were shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own 50% or more of the combined voting power entitled to vote generally of the Company or the surviving or resulting entity (as the case may be); or

(C)
a sale of all or substantially all of the Company’s assets, except that a Change in Control shall not exist under this clause (C) if the Company or persons who were shareholders of the Company immediately prior to such sale continue to collectively own 50% or more of the combined voting power entitled to vote generally of the acquirer.

(ii)	A "Triggering Event" shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(A)
the Participant resigns from and terminates his employment with the Company for Good Reason following a Change in Control by notifying the Company or its successor within ninety (90) days after the initial occurrence of the event constituting Good Reason specifying in reasonable detail the basis for the Good Reason.

(B)	the Company or its successor terminates the Participant’s employment with the Company without Cause within two years of the date on which a Change in Control occurred.

(iii)
"Good Reason" means that concurrent with or within twelve months following a Change in Control, the Participant's base salary is reduced or the Participant’s total compensation and benefits package is materially reduced without the Participant's written approval, or the Participant's primary duties and responsibilities prior to the Change in Control are materially reduced or modified in such a way as to be qualitatively beneath the duties and responsibilities befitting of a person holding a similar position with a company of comparable size in the Company’s business in the United States, without the Participant's written approval (other than may arise as a result of the Company ceasing to be a reporting company under the Exchange Act or ceasing to be listed on NASDAQ), or the Participant is required, without his consent, to relocate his principal office to a location, or commence principally working out of another office located, more than 30 miles from the Company’s office which represented the Participant’s principal work location.

(iv)
“Cause” means (A) the failure by the Participant to comply with a particular directive or request from the Board of the Company regarding a matter material to the Company, and the failure thereafter by the Participant to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following the Participant’s receipt of written notice from the Board confirming the Participant’s noncompliance; (B) the taking of an action by the Participant regarding a matter material to the Company, which action the Participant knew at the time the action was taken to be specifically contrary to a particular directive or request from the Board, (C) the failure by the Participant to comply with the written policies of the Company regarding a matter material to the Company, including expenditure authority, and the failure thereafter by the Participant to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following the Participant’s receipt of written notice from the Board confirming the Participant’s noncompliance, but such opportunity to cure shall not apply if the failure is not curable; (D) the Participant’s engaging in willful, reckless or grossly negligent conduct or misconduct which, in the good faith determination of the Company’s Board, is materially injurious to the Company monetarily or otherwise; (E) the aiding or abetting a competitor or other breach by the Participant of his fiduciary duties to the Company; (F) a material breach by the Participant of his obligations of confidentiality or nondisclosure or (if applicable) any breach of the Participant’s obligations of noncompetition or nonsolicitation under any agreement between the Participant and the Company; (G) the use or knowing possession by the Participant of illegal drugs on the premises of the Company; or (H) the Participant is convicted of, or pleads guilty or no contest to, a felony or a crime involving moral turpitude.

(c)
Solely for purposes of the definitions of “Triggering Event”, “Good Reason” and "Cause" under this Section 5 (and not for purposes of the definition of "Change in Control" hereunder), the Company shall be deemed to include any of Westell Technologies, Inc.'s direct and indirect subsidiary companies and the term Board shall be deemed to include the Board of Directors of any such subsidiary.

6.Interpretation by Administrator. The Participant agrees that any dispute or disagreement that may arise in connection with this Agreement shall be resolved by the Administrator, in its sole discretion, and that any interpretation by the Administrator of the terms of this Agreement, the Award or the Plan and any determination made by the Administrator under this Agreement or such plan may be made in the sole discretion of the Administrator.

7.Conditions.
Except as the Company may expressly agree in writing, Participant agrees that, during my employment and for a period of twenty-four (24) months following my separation from the Company, for any reason, Participant agrees not to directly or indirectly:
(a) except in connection with any duties as an officer or employee of the Company, accept business from, solicit, divert or attempt to solicit or divert, for the purpose of providing or receiving any products or services relating to the business in which the Company is engaged or contemplates engaging, any party with whom I had material contact at any time during my employment with the Company, and who is, was, was solicited to become or may become, a customer or supplier of the Company;
(b)except as authorized by the Company in writing, employ, solicit for employment, attempt to solicit for employment, encourage or otherwise cause to leave their employment with the Company, any person who was during the twelve-month period prior to such employment, solicitation or encouragement or is then an officer or employee of the Company;
(c)except as authorized by the Company in writing, become employed by an individual who is or was an employee of the Company at any time during the twelve-month period ending with my termination;
(d)disturb, or attempt to disturb, any business relationship between any third party and the Company; or
(e)make any false, negative or derogatory statement to any third party, including the press or media, that is reasonably likely to result in adverse publicity for the Company.

For purposes of this Section, the term “directly or indirectly” shall include acts or omissions as proprietor, partner, joint venturer, employer, salesman, agent, employee, officer, director, lender or consultant of, or owner of any interest in, any person or entity.

8.Miscellaneous.

(a)	This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein between residents thereof.

(b)	This Agreement may not be amended or modified except by the written consent of the parties hereto.

(c)	The captions of this Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Agreement.

(d)
This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Participant, the Beneficiary and the personal representative(s) and heirs of the Participant, except that the Participant may not transfer any interest in any Restricted Stock Units prior to the release of the restrictions imposed by Sections 2 and 4.

IN WITNESS WHEREOF, the parties hereto have, personally or by a duly authorized representative, executed this Agreement as of the Grant Date first above written.
Westell Technologies, Inc.

By: ______________________________                Name (printed):
Title:

_______________________________________
Name (Printed):    ____________________